UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Better Home & Finance Holding Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	93-3029990

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1 World Trade Center
285 Fulton Street, 80th Floor, Suite A
New York, New York 10007
(Address of Principal Executive Offices)

Better Home & Finance Holding Company 2023 Incentive Equity Plan
(Full title of the plan)

Kevin Ryan
Chief Financial Officer
Better Home & Finance Holding Company
1 World Trade Center
285 Fulton Street, 80th Floor, Suite A
New York, New York 10007
Tel: (415) 522-8837
(Name, address, including zip code and telephone number, including area code of agent for service)
Copies to:
Bryan K. Brown
Justin W. McKithen
Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
(832) 239-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement is filed by Better Home & Finance Holding Company, a Delaware corporation (the “Registrant”), to register an additional 303,376 shares (“the Additional 2025 Shares”) of the Registrant’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which may be issued under the Better Home & Finance Holding Company 2023 Incentive Equity Plan (the “Plan”).
The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic increase commencing on January 1, 2024 through January 1, 2033, by an amount equal to the lesser of five percent (5%) of the number of shares of Common Stock outstanding on the immediately preceding December 31st or such lesser number of shares of Common Stock as approved by the Registrant’s board of directors or the Committee (as defined by the Plan). Accordingly, effective as of January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the Plan was increased by 303,376 shares.
The Additional 2025 Shares are an incremental increase to the shares of Common Stock previously registered for issuance under the Plan pursuant to the Company's Registration Statement on Form S-8 (File No. 333-275577) filed with the Securities and Exchange Commission (the "SEC") on November 15, 2023 (the "Prior Registration Statement"). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement, except to the extent modified, superseded, or amended by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 19, 2025;
•Those portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025, that are incorporated by reference into Part III of the Registrant’s Form 10-K for the fiscal year ended December 31, 2024;
•The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 14, 2025;
•The Registrant’s Current Reports on Form 8-K, filed with the SEC on January 23, 2025, March 17, 2025, April 14, 2025, and April 28, 2025 (except, in each case, any information, including exhibits, furnished and not filed with the SEC); and
•The description of the Registrant’s common stock set forth in Exhibit 4.1 to the Current Report on Form 8-K, filed on August 19, 2024, and all amendments and reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.
Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and Bylaws (the “Bylaws”) provide indemnification and advancement of expenses for the Registrant’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain limited exceptions. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.
The Bylaws provide that the Registrant will indemnify to the fullest extent permitted by law any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or executive officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, fund, or other enterprise. The Bylaws also provide for mandatory indemnification to the fullest extent permitted by applicable law against all expenses (including attorney’s fees), judgments, fines (including any excise taxes or penalties), and amounts paid in settlements.
The Registrant has entered into indemnification agreements with each of its directors and officers to provide contractual indemnification in addition to the indemnification provided for in its Charter and Bylaws. The Registrant also maintains liability insurance for the benefit of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents
4.1	Better Home & Finance Holding Company 2023 Incentive Equity Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 28, 2023

5.1	Opinion of Jones Day *

23.1	Consent of Deloitte & Touche *

23.2	Consent of Jones Day (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page hereto)*

107	Calculation of Filing Fee Tables *
_____________
*     Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, May 28, 2025.

Better Home & Finance Holding Company

By:	/s/ Vishal Garg
Vishal Garg
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Kevin Ryan and Paula Tuffin, Esq. and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Vishal Garg	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2025
Vishal Garg

/s/ Kevin Ryan	Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2025
Kevin Ryan

/s/ Harit Talwar	Director and Chairman of the Board of Directors	May 28, 2025
Harit Talwar

/s/Michael Farello	Director	May 28, 2025
Michael Farello

/s/ Arnaud Massenet	Director	May 28, 2025
Arnaud Massenet

/s/ Prabhu Narasimhan	Director	May 28, 2025
Prabhu Narasimhan

/s/ Steven Sarracino	Director	May 28, 2025
Steven Sarracino